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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BJ SERVICES COMPANY


         BJ SERVICES COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY THAT:

         FIRST: At a meeting of the Board of Directors of the corporation a resolution was adopted proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation, as amended, and directing that the amendment be considered at the next annual meeting of stockholders of the corporation:

                 RESOLVED, that Article FOURTH of the Certificate of Incorporation be amended to read as follows:

                          "FOURTH: The total number of shares of stock which
                 the Corporation shall have the authority to issue is 165,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and 160,000,000 shares of common stock, par value $0.10 per share (the "Common Stock").

                          The designations, powers and preferences and
                 relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware."

         SECOND: Thereafter, the annual meeting of stockholders was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
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         IN WITNESS WHEREOF, BJ Services Company has caused this certificate to be signed by its authorized officer this 22nd day of January, 1998.

                                        BJ Services Company

                                        By:      /s/ Margaret Barrett Shannon
                                                 ----------------------------
                                        Name:    Margaret B. Shannon
                                        Title:   Vice President, General
                                                 Counsel and Secretary